                                   AGREEMENT


         THIS AGREEMENT is entered into as of the ____ day of _____ 1985 by and between Joseph Weider, an individual ("Weider") and Weider Health & Fitness, Inc., a California corporation ("WH&F") with reference to the following facts:

         A. WH&F is in the business of selling physical fitness and health-related products and publishing, through two wholly owned subsidiaries, physical fitness magazines.

         B. Weider is a well-known authority, and has written numerous books and articles, on the subject of physical fitness.

         C. Weider has developed a system of weight training popularly known as "The Weider System."

         D. WH&F has used the name "Joe Weider" and desires to use "The Weider System" in its promotion of its products and physical fitness magazines.

         E. WH&F desires to purchase and Weider desires to sell all of Weider's right, title and interest in and to "The Weider System" and the name "Joe Weider."

         F. WH&F desires to engage Weider and Weider desires to be engaged to assist with, supervise and edit future publications by WH&F on the subject of physical fitness.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.       Sale of the Weider System and Name.

         1.1 Subject to the terms and conditions set forth in this Agreement, on the date of execution of this Agreement, Weider shall sell, convey, transfer and assign to WH&F, and WH&F shall purchase from Weider, all right, title and interest in and to "The Weider System" and the use of the name "Joe Weider" (the "Trade Name") within the continental United States.

         1.2 As full payment for the transfer of the Weider System and the Trade Name by Weider to WH&F, WH&F shall make payment to Weider in accordance with the following schedule:

          Date of Payment                   Amount of Payment
          ---------------                   -----------------
          May 31, 1985                      $50,000.00 (Prorated on the
          (WH&F's fiscal year end)          basis that payments actually
                                            commence November 1, 1984)

          May 31, 1986                      $60,000.00

          May 31, 1987                      $70,000.00

          May 31, 1988                      $80,000.00

          May 31, 1989                      $80,000.00

          May 31, 1990                      $90,000.00

          May 31, 1991                      $90,000.00

          May 31, 1992                      $100,000.00

          Each May 31st thereafter

          for the balance of Weider's
          Lifetime                          $100,000.00


In the year of Weider's death, the payment hereunder shall be the amount which would otherwise by payable to Weider, multiplied by a fraction, the numerator of which is the number of days beginning on the previous June 1 and ending on the date of Weider's death, and the denominator of which is 365.





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
2.       Use of the Weider System and the Trade Name.

         2.1 WH&F shall have the right to use the Weider System and the Trade Name, and any creative derivative use thereof, in connection with any purpose and in any field of use deemed suitable by WH&F, including, without limitation, advertising and publicity in magazines, newspapers, television and radio and promotion of WH&F's products. WH&F's use of the Weider System and the Trade name as described above shall be limited to the continental United States. WH&F shall own all right, title and interest in and to the use of The Weider System and the Trade Name which rights shall continue not only during Weider's lifetime but in perpetuity.

         2.2 Notwithstanding anything to the contrary in Paragraph 2.1, WH&F agrees not to use The Weider System or the Trade Name, or any creative derivative use thereof, in any way that would cause embarrassment to, or tarnish the reputation of, Weider. Weider agrees that WH&F's use of The Weider System or the Trade Name prior to the execution of this Agreement ("Prior Use") has neither embarrassed Weider nor tarnished Weider's reputation. Therefore, the continuation of such Prior Use shall be deemed an appropriate use of The Weider System and the Trade Name, and shall not deemed to embarrass Weider nor tarnish Weider's reputation.

         2.3 If Weider contends that WH&F has used The Weider System or the Trade Name, or a creative derivative use thereof, in a way which embarrasses Weider or tarnishes Weider's reputation, such use shall not be considered a default ("Default") until (a)





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
notice of Weider's claim of Default has been delivered to WH&F, and (b) WH&F has not cured the alleged Default within thirty (30) days after notice thereof. WH&F shall be deemed to have cured the Default upon WH&F's cessation of the claimed wrongful use of The Weider System or the Trade Name. If WH&F cannot or will not cure the Default, an injunction may be granted against WH&F's wrongful use of The Weider System or the Trade Name. The above remedy shall in no way limit Weider's other remedies at law or in equity.

3.       Indemnification.

                 Weider shall defend, indemnify and hold WH&F harmless from and against any and all charges, claims, liabilities, damages, costs, expenses (including reasonable attorneys' fees), judgments, penalties or losses of any kind or nature whatsoever which may be sustained or suffered by or secured against or imposed upon WH&F as a result of any action or proceeding brought by a third party against Weider (if WH&F is named as a party to such suit solely because of WH&F's use of The Weider System or the Trade Name).

4.       Supervision and Editing of Publications; Future Writings; Promotional
         Services.

         4.1 During the term of this Agreement, Weider agrees to supervise and assist in the research, writing and production of publications by WH&F on the subject of physical fitness, to edit such publications, to compose where appropriate introductions or prefaces to such publications, and to compose articles or short passages on subjects such as body-building with respect to which he has expertise or is considered to be an authority. WH&F may designate Weider as an editor or co-author of any publication the production of which he has assisted, supervised, edited or written (in whole or in part), but such publications shall at all times be the exclusive property of WH&F and Weider shall have no proprietary interest therein.

         4.2 Weider hereby agrees to consult with WH&F on planning a series of physical fitness-related publications, including subject matter, length, layout and frequency of publications. Weider further agrees to make available to WH&F employees all research and work papers he has or may hereafter acquire or develop on the subject of physical fitness.

         4.3 Weider shall be available to perform the services specified in Paragraphs 4.1 and 4.2 hereof on the following conditions:

                 4.3(a)   Weider shall specify the place or places within Los
Angles County at which such services will be performed;

                 4.3(b)   Weider shall not be required to work in excess of 10
hours per week, 26 weeks per year and shall specify the times, during normal business hours unless agreeable to WH&F, when he will work; and





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
                 4.3(c)   Weider shall not be required to perform such services
during any period that he is unable to do so by reason of illness or injury.

         4.4 During the term of this Agreement, Weider shall make himself available at all reasonable times and places designated by WH&F, not in excess of 10 hours per week including travel time, 26 weeks per year, to promote the sale of WH&F products, including WH&F publications, and use of The Weider System. In the event Weider is required to travel in connection with any such promotional appearance, WH&F shall reimburse him for all reasonable travel expenses, including first-class hotel and airline accommodations. Weider shall not be required to make the promotional appearances provided under this Paragraph 4.4

         4.5 As full payment for the performance of services specified in paragraphs 4.1, 4.2 and 4.4 hereof, WH&F shall make payments to Weider in accordance with the following schedule:

          Date of Payment                       Amount of Payment
          ---------------                       -----------------
          May 31, 1985                          $200,000.00
          (WH&F's fiscal year end)

          May 31, 1986                          $240,000.00

          May 31, 1987                          $280,000.00

          May 31, 1988                          $320,000.00

          May 31, 1990                          $320,000.00

          May 31, 1991                          $360,000.00

          May 31, 1992                          $400,000.00

          Each May 31st thereafter
          for the balance of Weider's
          Lifetime                              $400,000.00


In the year of Weider's death, the payment hereunder shall be the amount which would otherwise be payable to Weider, multiplied by a fraction, the numerator of which is the number of days beginning on the previous June 1 and ending on the date of Weider's death and the denominator of which is 365.

5.       Miscellaneous.

         5.1 The provisions of this Agreement whereby Weider has agreed to perform services for WH&F are not intended by the parties to create the relationship of employer and employee. The parties acknowledge and agree that, to the extent Weider performs services hereunder, he has the right to determine the manner in which such services will be performed, and that in so acting he will be acting as an independent contractor and not an employee of WH&F.

         5.2 The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         5.3 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understanding of the parties. No supplement, modification or amendment of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. This Agreement may be executed in one or more





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
counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

         5.4 Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision given any third persons any right of subrogation or action over or against any party to this Agreement.

         5.5 All of WH&F's right, title and interest in and to the use of The Weider System and the Trade Name, shall survive the death of Weider. This Agreement shall be binding on and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

         5.6 If any action or proceeding is brought by any party with respect to this Agreement, the transaction referred to herein, or with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation, including, without limitation, attorneys' fees, to be paid by the losing party, in such amount as may be determined by the court having jurisdiction of the action.

         5.7 This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.





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
         5.8 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given by first class, registered or certified mail, postage prepaid, properly addressed as follows:


                 To Weider:       Joseph Weider
                                  131 S. Hudson Avenue
                                  Los Angeles, CA  900004

                 To WH&F:         Weider Health & Fitness, Inc.
                                  21100 Erwin Street
                                  Woodland Hills, CA  91356

                 Copy to:         Greenberg, Glusker, Fields,
                                    Claman & Machtinger
                                  Suite 2000
                                  1900 Avenue of the Stars
                                  Los Angeles, CA  90067
                                  Attn:  Sidney J. Machtinger, Esq.

Any party may change its address for purposes of this paragraph by serving the other parties notice of the new address in the manner set forth above.





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
         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first set forth above.


                                  "WEIDER"


                                  /s/ Joe Weider
                                  ----------------------------------
                                  Joseph Weider


                                  "WH&F"


                                  WEIDER HEALTH & FITNESS, INC.,
                                  a California corporation


                                  By:/s/ R.H. Wynn
                                     -------------------------------
                                     Title:Executive Vice President





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